As filed with the Securities and Exchange Commission on December 11, 2015.

Registration No. 333-05613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-05613

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midatech Pharma US Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

81-0750194

(I.R.S. Employer

Identification Number)

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

Hemasure Inc. 1994 Director Option Plan

(Full Title of the Plan)

Christopher Clement, Chief Executive Officer Midatech Pharma US Inc. 8601 Six Forks Road, Suite 160 Raleigh, NC 27615 (919) 872-5578	With copies to: Samuel P. Williams, Esq. Timothy W. Matthews, Esq. Jason S. McCaffrey, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 Telephone: (617) 856-8200 Facsimile: (617) 856-8201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

Midatech Pharma US Inc. (the “Company”), formerly known as DARA BioSciences, Inc. (“DARA”) and Hemasure Inc., is filing this Post-Effective Amendment to its Registration Statement on Form S-8 (Registration No. 333-05613) filed on June 10, 1996 (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold Company common stock, par value $0.01 per share, issuable by the Company pursuant to the Hemasure Inc. 1994 Director Option Plan and previously registered by the Company with the Securities and Exchange Commission (the “SEC”).

On December 4, 2015, Midatech Pharma PLC (“Midatech”) completed its acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of June 3, 2015 (the “Merger Agreement”), by and among Midatech, Merlin Acquisition Sub, Inc., a wholly owned subsidiary of Midatech (“Merger Sub”), Duke Acquisition Sub, Inc., a wholly owned subsidiary of Midatech (“Secondary Merger Sub”), DARA and Shareholder Representative Services, LLC, solely as representative of the stockholders of DARA (the “Stockholder Representative”). Under the terms of the Merger Agreement, Merger Sub merged with and into DARA (the “First Step Merger”), with DARA being the surviving corporation of the First Step Merger and a wholly owned subsidiary of Midatech (the “Surviving Corporation”). Immediately following the First Step Merger, the Surviving Corporation merged with and into Secondary Merger Sub, with Secondary Merger Sub surviving as a wholly owned subsidiary of Midatech under the name Midatech Pharma US Inc. (the “Second Step Merger,” and together with the First Step Merger, the “Mergers”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, each outstanding share of DARA common stock was converted into the right to receive, without interest, certain consideration, which included 0.272 ordinary shares of Midatech, nominal value 0.0005p (the “Ordinary Shares”). All Ordinary Shares delivered to the holders of DARA common stock are in the form of American Depositary Receipts, each representing the right to receive two Ordinary Shares.

As a result of the Mergers, the Company has terminated all offerings of its securities pursuant to its existing registration statements filed with the SEC under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 11, 2015.

Midatech Pharma US Inc.

By:
/s/ Christopher Clement
Name:	Christopher Clement
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.